Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Duska Therapeutics, Inc. and Subsidiary

We consent to the use of our Independent Registered Public Accounting Firm Report dated February 18, 2006, covering the financial statements of Duska Therapeutics, Inc. and Subsidiary for the years ended December 31, 2005 and 2004, and for the period from inception on February 9, 1996 to December 31, 2005, to be included in this Amendment No. 1 to Registration Statement on Form SB-2/A to be filed with the Commission on or about April 18, 2006. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ STONEFIELD JOSEPHSON, INC.
Stonefield Josephson, Inc.
CERTIFIED PUBLIC ACCOUNTANTS

Los Angeles, California

April 18, 2006